Exhibit 99.1

Bay Banks Of Virginia, Inc., Reports Second Quarter Earnings

KILMARNOCK, Va., July 26, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $586,000 for the quarter ended June 30, 2016 compared to earnings of $294,000 for the same quarter in 2015. Earnings for the six months ended June 30, 2016 were $1.1 million compared to $675,000 for the same period in 2015

"Earnings are the #1 priority for 2016 and they are growing. We're very proud of the success we've seen in our Richmond region, which is now making a positive contribution to net income," said Randal R. Greene, President and Chief Executive Officer. He continued "Richmond loans have grown to $51.1 million and now represent 15% of total loans. In the third quarter, we will be announcing an affiliation with a third party provider of credit card services, which will provide improved customer service for our cardholders, eliminate the Bank's exposure to credit card fraud and security breaches, and result in a significant one-time boost to income."

HIGHLIGHTS

  Earnings were $0.12 per share for the second quarter of 2016 compared to $0.11 per share the prior quarter and $0.06 per share for the second quarter of 2015.
  Annualized return on average assets was 0.51% for the second quarter of 2016 compared to 0.47% for the prior quarter and 0.29% for the second quarter of 2015.
  Total loans grew by $3.8 million, or 1.1%, during the first half of 2016.
  Total deposits grew by $19.2 million, or 5.3%, during the first half of 2016.
  Excess cash was used to retire $10 million in FHLB advances.
  Total assets increased by $12.0 million, or 2.6%, during the first half of 2016.
  The second quarter's net interest margin was 3.37% compared to 3.35% for the prior quarter and 3.49% for the second quarter of 2015.

Net income for the second quarter of 2016:

  Net interest income increased by 1.4%, or $47,000, on a linked-quarter basis and increased by 7.9%, or $257,000, compared to the second quarter of 2015.
  Provision for loan losses increased by $218,000 on a linked-quarter basis, and decreased by $22,000 compared to the second quarter of 2015, to $183,000.
  Noninterest income increased by 26.3%, or $226,000 on a linked-quarter basis, and 18.2%, or $167,000, compared to the second quarter of 2015.
  Noninterest expense decreased by 1.2%, or $44,000, on a linked-quarter basis, and increased by 0.6%, or $20,000, compared to the first quarter of 2015.

Net income for the first half of 2016:

  Net interest income increased by 6.4%, or $419,000, to $7.0 million, for the first half of 2016 compared to the same period of 2015.
  Provision for loan losses decreased by 45.2%, or $122 thousand, to $148,000, for the first half of 2016 compared to same period of 2015.
  Noninterest income increased by 7.8%, or $140 thousand, to $1.9 million, for the first half of 2016 compared to same period of 2015.
  Noninterest expense increased 0.8%, or $55 thousand, to $7.3 million, for the first half of 2016 compared to same period of 2015.

Net interest margin:

  Net interest margin increased to 3.37% this quarter compared to 3.35% on a linked-quarter basis and 3.49% for the second quarter of 2015, as low market rates continue to affect loan yields.
  Yield on earning assets was 4.21% this quarter compared to 4.20% on a linked-quarter basis and 4.23% for the second quarter of 2015.
  Cost of funds was 0.86% this quarter compared to 0.88% on a linked-quarter basis and 0.76% for the second quarter of 2015.  This year's increase is due to the subordinated debt issued in May, 2015 and higher average rates on FHLB advances.

Asset quality:

  As a percentage of tier 1 capital plus the allowance for loan losses, total classified assets decreased to 29.3% as of June 30, 2016, compared to 30.4% for the prior quarter-end and 23.3% as of June 30, 2015.
  Total classified assets decreased by $443 thousand on a linked-quarter basis, to $12.7 million, and increased by $2.8 million compared to June 30, 2015.
  Nonperforming assets increased by $399,000 on a linked-quarter basis, to $8.0 million, and increased by $538 thousand compared to June 30, 2015.
  As a percentage of total assets, nonperforming assets were 1.71% as of June 30, 2016, compared to 1.70% on a linked quarter basis and to 1.77% as of June 30, 2015.
  Annualized net loan charge-offs as a percent of average loans was 0.85% during the second quarter, compared to 0.02% during the prior quarter and 0.02% during the second quarter of 2015.  The increase was primarily related to charging off loans to a borrower who perpetrated fraud against the Bank, for which a specific reserve had been taken in the fourth quarter of 2015.
  Allowance for loan losses decreased to 1.01% of loans, from 1.17% in the prior quarter and 1.09% at June 30, 2015.  This decrease is a result of the above-mentioned charge-offs, which reduced the specific portion of the allowance.
  Coverage of loan loss reserves to non-performing loans was 66.1% as of June 30, 2016, compared to 84.8% at the prior quarter end and 71.0% at June 30, 2015.  Likewise, this decrease is driven by the above-mentioned charge-offs.

Capital levels remained solid:

  Tangible common equity as a percent of tangible assets decreased to 8.45% from 8.67% on a linked-quarter basis, and was 9.01% at June 30, 2015.
  Tier 1 leverage ratio decreased to 8.74% this quarter compared to 8.80% last quarter and 9.52% at June 30, 2015.

NET INTEREST INCOME

Net interest income for the second quarter of 2016 increased 7.9%, or $257,000, compared to the second quarter of 2015. Interest income increased by $437,000 while interest expense increased by $180,000. The improved interest income was driven by growth in loans and investment securities, which offset reductions in loan yields. The increase in interest expense was due primarily to growth of money market deposit accounts and the subordinated debt issued in May 2015.

Net interest income for the first half of 2016 increased $419,000, or 6.4%, compared to the first half of 2015. Interest income increased by $886,000 while interest expense increased by $467,000. The improvement in interest income was driven primarily growth in loans and investment securities, which partially offset the reduced yields on loans. The increase in interest expense was due primarily to growth of money market deposit accounts and the subordinated debt issued in May 2015.

NON-INTEREST INCOME

Non-interest income for the three months ended June 30, 2016 increased by 18.2%, or $167,000, compared to the three months ended June 30, 2015. This increase was primarily the result of $98,000 in additional gains on the sale of investments, $83,000 additional secondary loan market income and a $65,000 increase in fiduciary fees.

Non-interest income for the six months ended June 30, 2016 increased by 7.8%, or $140,000, compared to the six months ended June 30, 2015. This increase was primarily the result of a $108,000 increase in gains on the sale of investments, $62,000 of additional secondary loan market income and $51,000 increase in fiduciary fees.

NON-INTEREST EXPENSE

For both the three months ended June 30, 2016 and 2015, non-interest expense totaled $3.6 million. These results included an increase of $11,000 in bank franchise taxes, due to additional bank capital, and a $39,000 increase in FDIC assessments, due to an increased assessment base. These increases were partially offset by a decrease of $25,000 in salaries and benefits.

For both the six months ended June 30, 2016 and 2015, non-interest expense totaled $7.3 million. These results included an increase of $55,000 in FDIC assessments, due to a higher assessment base.

BALANCE SHEET

Total assets increased by $12.0 million, or 2.6%, to $468.3 million during the first half of 2016. This is due to an increase of $3.8 million in the loan portfolio and $4.7 million of interest-bearing deposits held at other banks. On the liability side of the balance sheet, for the same time frame, deposits increased by $19.2 million, or 5.3%. Of the growth in total deposits, non-interest bearing deposits grew by $8.3 million. Increases in deposits allowed for reductions in FHLB borrowings, which decreased by $10.0 million.

ASSET QUALITY

Non-performing assets and loan charge-off levels remain comparable to peer banks. During the first half of 2016, non-performing assets, excluding troubled debt restructures (TDRs), decreased by $310,000 to $8.0 million, or 1.7% of assets. Classified assets increased by $1.6 million during the same period to $12.7 million, or 29.3% of tier 1 capital plus the allowance for loan losses. Net loan charge-offs totaled $824,000 during the six months, or 0.47% of loans, annualized, compared to 0.02% during the first half of 2015. This increase was primarily related to charging off loans to a borrower who perpetrated fraud against the Bank, and who has subsequently been sentenced to 18 months in federal prison. The fraudulent loan activity was disclosed earlier this year and the charge-offs were taken against a specific reserve that was established in the fourth quarter of 2015.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data
Quarters ended:	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$468,339	$ 447,837	$ 456,296	$ 429,966	$421,727
Loans receivable	351,302	349,742	347,546	332,605	316,881
Deposits	379,029	356,613	359,858	339,384	333,601
Loans to deposits	92.7%	98.1%	96.6%	98.0%	95.0%

CAPITAL
Common equity	$ 41,212	$ 40,440	$ 39,569	$ 40,058	$ 39,587
Regulatory capital	50,017	49,983	49,559	49,246	49,097
Total common equity to assets	8.80%	9.03%	8.67%	9.32%	9.39%
Tangible common equity to tangible assets*	8.45%	8.67%	8.32%	8.94%	9.01%
Tier 1 Leverage Ratio	8.74%	8.80%	8.84%	9.16%	9.52%

PROFITABILITY MEASURES
Interest Income	$ 4,392	$ 4,354	$ 4,313	$ 4,080	$ 3,955
Interest Expense	881	890	877	853	701
Net Interest Income	$ 3,511	$ 3,464	$ 3,436	$ 3,227	$ 3,254
Provision for (recovery of) Loan Losses	183	(35)	1,243	84	205
Net Interest Income after Provision/recovery	$ 3,328	$ 3,499	$ 2,193	$ 3,143	$ 3,049
Noninterest Income	1,084	858	784	773	917
Noninterest Expense	3,636	3,680	3,956	3,585	3,616
Income (loss) before Taxes	$ 776	$ 677	$ (979)	$ 331	$ 350
Income Taxes	190	153	(389)	50	56
Net Income/(loss)	$ 586	$ 524	$ (590)	$ 281	$ 294
Return on Average Assets	0.51%	0.47%	-0.54%	0.26%	0.29%
Return on Average Equity	5.74%	5.24%	-5.93%	2.82%	2.96%
Net interest margin	3.37%	3.35%	3.44%	3.30%	3.49%
Yield on earning assets	4.21%	4.20%	4.29%	4.15%	4.23%
Cost of funds	0.86%	0.88%	0.88%	0.89%	0.76%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.12	$0.11	($0.12)	$0.06	$0.06
Average basic shares outstanding	4,774,856	4,774,856	4,774,856	4,780,649	4,802,032
Diluted Earnings per share (EPS)	$0.12	$0.11	($0.12)	$0.06	$0.06
Diluted average shares outstanding	4,794,783	4,791,139	4,774,856	4,796,008	4,819,322
Book value per share (GAAP)	$8.63	$8.47	$8.29	$8.39	$8.27
Tangible book value per share (non-GAAP)*	$8.24	$8.08	$7.90	$8.00	$7.88
Period-end shares outstanding	4,774,856	4,774,856	4,774,856	4,774,856	4,787,856

ASSET QUALITY
Classified assets	$ 12,666	$ 13,109	$ 11,041	$ 8,566	$ 9,846
Classified assets to Tier 1 capital + ALL	29.34%	30.39%	25.80%	20.20%	23.30%
Non-performing assets (excluding TDR's)	$ 8,004	$ 7,605	$ 8,314	$ 6,177	$ 7,466
Non-performing assets to total assets	1.71%	1.70%	1.82%	1.44%	1.77%
Net charge-offs	$ 743	$ 81	$ 394	$ 149	$ 13
Net charge-offs to average loans	0.85%	0.02%	0.46%	0.18%	0.02%
Loan loss reserves to non-performing loans	66.14%	84.77%	65.53%	88.00%	71.02%
Loan Loss Reserve to Loans	1.01%	1.17%	1.22%	1.01%	1.09%

* Tangible equity and tangible assets are net of goodwill.